EXHIBIT 99.2



             WARNER-LAMBERT BOARD SENDS LETTER TO SHAREHOLDERS

           BELIEVES SHAREHOLDERS SHOULD HEAR DIRECTLY FROM BOARD
                          REGARDING RECENT EVENTS


MORRIS PLAINS, NJ, December 2, 1999 -- The Board of Directors of Warner-Lambert Company (NYSE: WLA) today said it is sending a letter to Warner-Lambert shareholders addressing recent events regarding the Company's proposed merger of equals with American Home Products Corporation, and Pfizer Inc.'s efforts to acquire Warner-Lambert. Warner-Lambert said that, in addition to mailing the Board's letter to shareholders, it was filing a copy with the Securities and Exchange Commission on a Current Report on Form 8-K, and a copy would be available for review on the Company's website at www.warner-lambert.com. The Board stated that shareholders are entitled to hear directly from the Board in order to understand and assess its conduct.

        The letter addresses, among other things:

        o The Board's track record in creating shareholder value, which includes the fact that from 1994 through the projected year end 1999, Warner-Lambert's revenues have grown from $6.4 billion to an estimated $12.8 billion, and the market capitalization has increased 560% from $10.4 billion on December 31, 1994 to $68.6 billion at October 31, 1999.

        o The Board's decision to pursue a "merger of equals" business combination with AHP was the product of a thoughtful, nearly yearlong strategic review process, followed by a four month period of consideration of and discussions and negotiations with AHP.

        o Pfizer's interest in acquiring Warner-Lambert was first expressed, by letter, on October 25th to Warner-Lambert's chairman, president and chief executive officer, Lodewijk J.R. de Vink, who promptly brought it to the Board's attention.

        o This expression of interest was late in the process of negotiations with AHP. Nonetheless - and contrary to Pfizer's assertions - Warner-Lambert did not ignore Pfizer's overture. Rather, Pfizer was asked what was on its mind.

        o Pfizer never made any specific proposal, despite having had multiple opportunities to do so. Indeed, after being asked what was on his mind at an October 27 meeting with Mr. de Vink, Mr. Steere indicated that he didn't have specific terms in mind for a Warner-Lambert/Pfizer transaction, that he had not discussed a possible Warner-Lambert/Pfizer transaction with the Pfizer board, and that Pfizer was also pursuing another sizable acquisition and might not be able to pursue both that acquisition and a Warner-Lambert transaction at the same time.

        o By November 3rd, the date of final consideration and action by Warner-Lambert's Board:

               o the AHP transaction terms were finalized and believed by the Board, in its best judgment, to present an excellent value creation opportunity for
                      Warner-Lambert shareholders,

               o Pfizer had sent a second letter and made director to director contacts with Warner-Lambert, but Pfizer still presented nothing specific, only a sales pitch,

               o AHP was unwilling to go forward if Warner-Lambert held further discussions with Pfizer or refused to include as part of the transaction the mutual termination fee and stock option grant that AHP had been demanding from the outset, and

               o Warner-Lambert's Board had carefully considered and understood the material terms of the proposed transaction agreements with AHP, including the potential accounting impact of the option grant to AHP and the fact that a Pfizer director had told a Warner-Lambert director that day that Pfizer's inability to obtain pooling accounting would not be a problem.

        o Following public announcement on November 4th of the Warner-Lambert/AHP merger of equals, Pfizer, in breach of material provisions of its Lipitor(R)agreements with Warner-Lambert, publicly made an acquisition proposal for Warner-Lambert and, to further this effort, initiated two lawsuits against Warner-Lambert and its directors and announced its intention to seek to remove and replace Warner-Lambert's directors.

        o In response to these actions, and after careful consideration, Warner-Lambert's Board authorized a counterclaim against Pfizer to reclaim the full value of Lipitor for its shareholders based on Pfizer's November 4th and subsequent breaches of the Lipitor(R)agreements. The counterclaim was filed in Delaware Chancery Court on November 29, 1999 and does not ask for injunctive relief to prevent Pfizer from making any offer it wishes.

               The Board's letter concludes as follows:

                      "We had to make a choice. Should we sign a deal with AHP that we believe is excellent for you, and which you will have an opportunity to vote on, or should we lose that deal to pursue the possibility that there might be a transaction with Pfizer, the terms and timing of which, and thus the benefits to you, had never been made known to us. ... And, of course, our merger agreement with AHP continues to permit us to consider third party proposals (including proposals from Pfizer) which do not rest on self-imposed conditions that cannot be met.

                      "However, Pfizer wrongly complains about our conduct. This is particularly remarkable in view of Pfizer's intentional and material breach of provisions of the Lipitor(R) agreements that are intended to prevent Pfizer from doing exactly what it is doing -- seeking to capture the value of Lipitor(R) for itself at the expense of Warner-Lambert and its shareholders.

                      "We think that the facts and history speak for themselves - and quite clearly. We are committed to act in your best interests to build shareholder value - and will continue to do so.

                 "We thank you for your time and support."


        Warner-Lambert is a global company devoted to discovering, developing, manufacturing and marketing quality pharmaceutical, consumer health care, and confectionery products. Its central research focus is on heart disease, diabetes, disorders of the central nervous system and women's health care. In 1999, its revenues are expected to exceed $12 billion and the company will invest more than $1.2 billion in research and development. It employs more than 43,000 people worldwide.

        Statements made in this press release that state "we will," "we expect," or otherwise state Warner-Lambert's predictions for the future are forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Warner-Lambert's annual report on Form 10K-A for the year ended December 31, 1998 filed with the U.S. Securities and Exchange Commission.


Contact:

     Media Contact:
     Carol Goodrich  (973) 540-3620
     or
     Investor Relations Contacts:
     George Shields  (973) 540-6916
     John Howarth    (973) 540-4874